EXHIBIT 99.1

CCC Information Services Inc. Announces Settlement of ChoiceParts Litigation

CHICAGO, September 1, 2005 – CCC Information Services Inc., a subsidiary of CCC Information Services Group Inc. (Nasdaq: CCCG), today announced that ChoiceParts, LLC and its three founding companies, including CCC, have signed a settlement agreement with the defendants in an antitrust case brought by ChoiceParts in federal court.

CCC owns a 27.5% interest in ChoiceParts which it accounts for on an equity basis. As a result, CCC’s financial results for the third quarter will include an after-tax gain of approximately $5 million or its allocable share of the gain recognized by ChoiceParts.

Although CCC will record net income in the third quarter as a result of the settlement, the company will not receive settlement proceeds until ChoiceParts distributes those funds. The company is in discussions with the other founders of ChoiceParts regarding the distribution of the settlement proceeds although the timing of the distribution remains to be finalized.

About CCC

CCC Information Services Group Inc. (NASDAQ: CCCG), headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among approximately 21,000 collision repair facilities, 350 insurance companies, and a range of industry participants. For more information about CCC Information Services, visit CCC’s Web site at www.cccis.com.

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in the Company’s filings with the SEC, and that actual results or developments may differ materially from those in the forward-looking statements. Specific factors that might cause actual results to differ from expectations include, but are not limited to, competition in the automotive claims and collision repair industries, the ability to develop new products and services, the prolonged sales and implementation cycles of some of the Company’s new products, the ability to protect trade secrets and proprietary information, the ability to generate the cash flow necessary to meet the Company’s obligations, the outcome of certain legal proceedings including court approval of class action litigation and negotiation of settlement documentation, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. The Company has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise any forward-looking statement.

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